For Immediate Release                                            Exhibit 99


               TIME WARNER BUSINESSES REPORT RECORD FIRST QUARTER

              --Normalized EBITA Growth was 13% for First Quarter--
             --Normalized Revenue Growth was 8% for First Quarter--
              --Normalized EPS for First Quarter Improves to $.05--
          --Cable Networks, Publishing, Filmed Entertainment and Cable
                          Post Record First Quarters--


NEW YORK, April 12, 2000--Time Warner Inc. (Time Warner, NYSE: TWX) reported operating income before amortization of intangible assets (EBITA) of $1.171 billion on revenues of $6.549 billion for the first quarter of 2000. In the first quarter of 1999, EBITA was $1.241 billion on revenues of $6.091 billion. EBITA grew 13% for the first quarter when normalized for certain items described below affecting the comparability of operating results. Revenue grew 8% for the quarter on a normalized basis. Cable Networks, Publishing, Filmed Entertainment and Cable all posted record operating results for the quarter.

Below are EBITA results for the first quarter on both an actual and normalized basis (in millions):


                                                  First Quarter
                              -------------------------------------------------
                                   Actual (1)                   Normalized (1)
                                   ----------                   --------------
                                   2000       1999             2000      1999
                                   ----       ----             ----      ----
Cable Networks                   $  364     $  309           $  364    $  309
Publishing                          117         94              117       103
Music                                80         89               80        89
Filmed Entertainment                194        375              194       160
Broadcasting--The WB Network        (31)       (41)             (31)      (41)
Cable                               485        403              457       406
Intersegment Elimination             (8)        12               (8)       12
                                 -------    -------         -------   -------
EBITA Before Digital Media        1,201      1,241            1,173     1,038
Digital Media                       (30)        --               --        --
                                 -------    -------         -------   -------

TOTAL EBITA                     $ 1,171    $ 1,241          $ 1,173   $ 1,038
                                =======    =======          =======   =======

(1) The comparability of the operating results for publishing, filmed entertainment and cable has been affected by certain transactions and nonrecurring items, as described more fully in the discussion of divisional results. In order to enhance comparability, normalized results have been presented that exclude the effects from such transactions and nonrecurring items, as well as digital media activities. In addition, effective on January 1, 2000, management reclassified Time Warner's share of the operating results of Columbia House, a 50%-owned equity investee, from its music division to interest and other, net. Accordingly, music operating results for 1999 have been reclassified to conform to the 2000 presentation.

Commenting on the company's  performance,  Time Warner's Chairman and CEO Gerald
M. Levin said, "I am pleased with our record operating results and strong EBITA growth rate of 13% for the first quarter of 2000, which puts us on an early track for another record-breaking year. We remain focused on delivering impressive quarterly results, coupled with realizing all the opportunities presented by our pending merger with AOL. In the three months following our agreement to merge with AOL, we have collaborated on dozens of commercial relationships. This has set the tone for the creation of a vibrant and fast-growing company, a world leader in content, communications and commerce."

For the first quarter, basic net income per common share, when normalized to exclude the aggregate effect of the nonrecurring items(1), was $.05 in 2000, compared to breakeven in 1999. On a reported basis, Time Warner had a first-quarter net loss of $.08 per common share in 2000, compared to net income of $.10 per common share during the same period in 1999.

CABLE NETWORKS
First-quarter EBITA for the Cable Networks division was a record $364 million, up 18%, versus $309 million a year earlier. The Turner Cable Networks' 20% EBITA growth resulted from 23% revenue growth led by strong gains in both subscription and advertising revenues, partially offset by lower results at World Championship Wrestling. HBO's 15% EBITA growth reflects increased subscription revenues for HBO and Cinemax. TBS Superstation and Turner Network Television
(TNT) ended the first quarter with seven of the 10 highest-rated theatrical motion pictures on basic cable. Cartoon Network posted its best-ever first quarter in prime-time ratings and delivery among households, kids 2-11 and kids 6-11. HBO also won six George Foster Peabody Awards, including one for the hit original series The Sopranos.

PUBLISHING
First-quarter EBITA for Time Inc. was a record of $117 million, up 14%, versus $103 million on a normalized basis for the comparable 1999 period. The 1999 reported results of $94 million included losses from Time Inc.'s Book-of-the-Month Club, which was deconsolidated in 2000 after being contributed to a joint venture with Bertelsmann's Doubleday Direct book club business during the quarter. The first quarter was Time Inc.'s 26th straight quarter of year-over-year EBITA growth. Contributing to the results were double-digit advertising revenue gains, led by Fortune, In Style and Entertainment Weekly. Time Inc.'s results included a gain of approximately $30 million related to the partial sale of its stake in Martha Stewart Living Omnimedia. This gain did not affect operating trends as it was more than offset by the combination of startup costs associated with the launch of several new magazines, severance costs related to certain restructuring efforts, including Life magazine, and an investment gain recognized in the comparative period in 1999. New magazine launches in the quarter included Real Simple, Sports Illustrated For Women, In Style Australia and Time Large Print Edition.

(1) The comparability of Time Warner's income (loss) per common share is affected by certain significant and nonrecurring items recognized in each period. For 2000, these items include $28 million of gains relating to the sale or exchange of cable television systems and investments, a noncash charge of $220 million that reduced the carrying value of Time Warner's interest in Columbia House and one-time transaction costs of $46 million relating to the America Online-Time Warner merger. For 1999, significant and nonrecurring items include a $215 million net gain from the early termination of a long-term video distribution agreement.

MUSIC
Warner Music Group posted first-quarter EBITA of $80 million, compared to $89 million in the first quarter of 1999. The results reflect a decline in domestic recorded music partially offset by DVD manufacturing profits. Top sellers for the quarter include Kid Rock, Red Hot Chili Peppers, AC/DC, The Corrs, Alanis Morissette, Cher, Faith Hill, Tracy Chapman, Steely Dan, The Next Best Thing soundtrack, Gerald Levert, Eric Clapton, Tim McGraw, Drama and Pantera. Warner Music Group labels and artists won 20 Grammy Awards in February.

FILMED ENTERTAINMENT
First-quarter EBITA for Filmed Entertainment was an operating record of $194 million, up 21%, versus $160 million on a normalized basis for the comparable 1999 period. The 1999 reported results of $375 million included a net pretax gain of approximately $215 million recognized in connection with the early termination and settlement of a long-term video distribution agreement. The current quarter's results benefited from improvements in Warner Bros.' home video and television businesses and TBS's film library operations, partially offset by lower results from Warner Bros.' consumer products operations. First-quarter theatrical revenues benefited from the domestic box-office success of Warner Bros.' The Green Mile ($136 million to date) and The Whole Nine Yards ($57 million to date). In home video, DVD revenues grew over 75% led by The Matrix, Eyes Wide Shut and Pokemon.

BROADCASTING--THE WB NETWORK
The WB Television Network posted a loss of $31 million in the quarter, an improvement of 24% over the loss of $41 million a year ago. The results reflect higher broadcast revenues, as well as reduced start-up costs for The WB Network 100+ Station Group. On a season-to-date basis, the Kids' WB! weekend line-up continues to be the number one network as compared to its broadcast and cable competition.

CABLE
In the first quarter, Time Warner Cable posted record EBITA of $485 million, up from $403 million a year ago. EBITA grew 13% when normalized for the effects of certain transactions, including net pretax gains of $28 million recognized in 2000, relating to the sale or exchange of cable television systems and investments. The cable division's strong double-digit growth reflects significant increases in revenues from basic cable, deployment of digital and high-speed Internet services and advertising. At the end of the quarter, Time Warner Cable had approximately 613,000 digital video subscribers, representing more than 40% growth compared to year-end 1999. Time Warner Cable also added approximately 117,000 high-speed Internet customers during the quarter, up 35% compared to year-end 1999, resulting in 447,000 total customers at the end of the quarter. Time Warner Cable serves approximately 12.7 million subscribers, and passes 20.7 million homes, which is over 20% of total U.S. television households.

DIGITAL MEDIA
Time Warner Digital Media posted a loss of $30 million, reflecting start-up activities associated with the company's digital media businesses.

Time Warner Inc. (NYSE: TWX, www.timewarner.com) is the world's leading media company. Its businesses include cable networks, publishing, music, filmed entertainment, cable and digital media.

####


                  Caution Concerning Forward-Looking Statements

This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to changes in economic, business, competitive and/or regulatory factors and factors affecting the proposed combination of Time Warner and America Online, Inc. More detailed information about those factors is set forth in Time Warner's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and current reports on Form 8-K. Time Warner is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

To receive a copy of this press release through the Internet, access Time Warner's corporate website located at http://www.timewarner.com

Attachments:
(1) Consolidated Statement of Operations
(2) Notes to Statement of Operations


Contact:
Edward Adler
(212) 484-6630

                                TIME WARNER INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                               BY BUSINESS SEGMENT
                            (In millions; unaudited)

                                                          Three Months Ended
                                                                March 31,
                                                          -------------------
                                                          2000           1999
                                                          ----           ----
Revenues:
Cable Networks                                          $1,586         $1,364
Publishing(1)                                              939            974
Music                                                      917            936
Filmed Entertainment                                     1,880          1,697
Broadcasting - The WB Network                              102             79
Cable                                                    1,447          1,296
Intersegment elimination                                  (324)          (255)
                                                         -----          -----
Revenues Before Digital Media                            6,547          6,091
Digital Media                                                2              -
                                                         -----          -----
Total revenues                                          $6,549         $6,091
                                                         =====          =====
Business segment operating income before
  depreciation  and  amortization ("EBITDA"):
Cable Networks                                         $   397        $   340
Publishing(1)                                              136            113
Music                                                      100            106
Filmed Entertainment(1)                                    216            405
Broadcasting - The WB Network                              (31)           (41)
Cable(1)                                                   698            585
Intersegment elimination                                    (8)            12
                                                         -----          -----
EBITDA Before Digital Media                              1,508          1,520
Digital Media                                              (29)             -
                                                         -----          -----
Total EBITDA                                            $1,479         $1,520
                                                         =====          =====
Business segment operating income before
     amortization ("EBITA"):
Cable Networks                                         $   364        $   309
Publishing(1)                                              117             94
Music                                                       80             89
Filmed Entertainment(1)                                    194            375
Broadcasting - The WB Network                              (31)           (41)
Cable(1)                                                   485            403
Intersegment elimination                                    (8)            12
                                                         -----          -----
EBITA Before Digital Media                               1,201          1,241
Digital Media                                              (30)             -
                                                         -----          -----
Total EBITA                                             $1,171         $1,241
                                                         =====          =====

--------------------

(1) The comparability of the operating results for publishing, filmed entertainment and cable has been affected by certain transactions and nonrecurring items. See accompanying notes.

                                      TIME WARNER INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                           (In millions, except per share amounts)
                                   (Unaudited)

                                                            Three Months Ended
                                                                  March 31,
                                                            -------------------
                                                              2000       1999
                                                              ----       ----

Revenues                                                     $6,549      $6,091

Costs and expenses                                           (5,736)     (5,371)
Gain on sale or exchange of cable
    television systems and investments                           28           -
Gain on early termination of video
    distribution agreement                                        -         215
                                                             ------      ------

Business segment operating income                               841         935

Interest and other, net                                        (808)       (506)
Corporate expenses                                              (43)        (40)
Minority interest                                               (54)        (85)
                                                             ------      ------

Income (loss) before income taxes                               (64)        304
Income taxes                                                    (32)       (166)
                                                             ------      -------
Net income (loss)                                               (96)        138
Preferred dividend requirements                                  (5)        (18)
                                                             ------      ------
Net income (loss) applicable to common shares                $ (101)      $ 120
                                                             ======      ======

Basic and diluted net income (loss) per common share        $ (0.08)      $ .10
                                                             ======      ======

Average common shares                                       1,301.5     1,243.1
                                                            =======     =======


See accompanying notes.

                                TIME WARNER INC.
                        NOTES TO STATEMENTS OF OPERATIONS

Note 1: Basis of Presentation

Time Warner classifies its business interests into six fundamental areas: Cable Networks, consisting principally of interests in cable television programming; Publishing, consisting principally of interests in magazine publishing, book publishing and direct marketing; Music, consisting principally of interests in recorded music and music publishing; Filmed Entertainment, consisting principally of interests in filmed entertainment, television production and television broadcasting; Cable, consisting principally of interests in cable television systems; and Digital Media, consisting principally of interests in Internet-related and digital media businesses.

A majority of Time Warner's interests in filmed entertainment, television production, television broadcasting and cable television systems, and a portion of its interests in cable television programming and digital media are held through Time Warner Entertainment Company, L.P. ("TWE"). The 1999 operating results reflect the consolidation of TWE and certain related companies (referred to as the Entertainment Group), retroactive to the beginning of 1999.

Certain reclassifications have been made to the prior year's financial information to conform to the 2000 presentation, including a reclassification of the Music division's operating results for 1999 to reflect a change in how management classifies Time Warner's share of the operating results of the Columbia House Company Partnerships ("Columbia House"), a 50%-owned equity investee. Effective on January 1, 2000, management reclassified Time Warner's share of the operating results of Columbia House from its Music division to interest and other, net. This reclassification resulted primarily from the planned restructuring of Columbia House's traditional direct-marketing business and an increasing dependency on the sale of video product.

Note 2: Book-of-the-Month Club Joint Venture

In the first quarter of 2000, Time Warner formed a jointly owned book club venture with Bertelsmann AG ("Bertelsmann"). The venture combined the domestic operations of Time Warner's Book-of-the-Month Club with the domestic book club operations of Doubleday Direct, Inc. ("Doubleday"), a leading consumer book club group owned by Bertelsmann. In connection with this transaction, Time Warner has deconsolidated its domestic book club operations in 2000 and is accounting for its interest in the joint venture under the equity method of accounting. Time Warner's share of the operating results of the joint venture for the first quarter of 2000 has been included in interest and other, net, in the accompanying consolidated statement of operations. During the three months ended March 31, 1999, the Publishing division's operating results included revenues of $66 million, EBITA losses of $9 million and operating losses of $10 million relating to Book-of-the-Month Club.

Note 3: 1999 Gain on Termination of MGM Video Distribution Agreement

In March 1999, Warner Bros. and Metro-Goldwyn-Mayer, Inc. ("MGM") terminated a long-term distribution agreement under which Warner Bros. had exclusive worldwide distribution rights for MGM/United Artists home video product. In connection with the early termination and settlement of this distribution agreement, Warner Bros. recognized a net pretax gain of approximately $215 million, which has been included in the 1999 operating results of Time Warner's Filmed Entertainment division.

Note 4: Gains on the Sale or Exchange of Cable Television Systems and Investments

In 2000, largely in an ongoing effort to enhance its geographic clustering of cable television properties, Time Warner continued to sell or exchange various cable television systems and investments. In connection with these transactions, the operating results of Time Warner's Cable division include pretax gains of approximately $28 million in the first quarter of 2000.

Note 5: Columbia House Investment Write-Down

In July 1999, Time Warner announced an agreement with Sony Corporation of America ("Sony") to merge their jointly owned music and video club operations of Columbia House with CDNOW, Inc. ("CDNOW"), a music and video e-commerce company. Since that time, the parties had been pursuing the receipt of regulatory approvals. While awaiting these approvals, the March 13th termination date in the merger agreement was reached, and the parties terminated the agreement. Accordingly, the merger will not occur.

Time Warner is continuing to evaluate strategic alternatives for Columbia House's operations. Those alternatives are focused primarily on ways to improve Columbia House's declining operating performance, including online initiatives, joint ventures and other strategic actions. Management believes that such strategies are important to achieve a turnaround in Columbia House's operating performance and to position it for long-term growth in a highly competitive and rapidly changing business environment.

With the termination of the CDNOW merger in March 2000, the risk associated with the timely execution of these strategies and the transformation of Columbia House's traditional business model to an online one has increased. As a result, management has concluded that the decline in Columbia House's business is going to continue through the near term. As such, Time Warner recorded a $220 million noncash pretax charge during the first quarter of 2000 to reduce the carrying value of its investment in Columbia House to an estimate of its fair value. The charge has been included in interest and other, net, in the accompanying consolidated statement of operations.

Note 6:  Income Taxes

The relationship between income before income taxes and income tax expense of Time Warner is affected by the amortization of goodwill and certain other financial statement expenses that are not deductible for income tax purposes.

Note 7:  Income (Loss) per Common Share

Basic income (loss) per common share is based upon the net income (loss) applicable to common shares after preferred dividend requirements and upon the weighted average of common shares outstanding during the period. Diluted income
(loss) per common share adjusts for the effect of convertible securities, stock options and other potentially dilutive financial instruments only in the periods in which such effect would have been dilutive.

Note 8: Comparability of Income (Loss) per Common Share

As described more fully above, income (loss) per common share has been affected by certain significant, nonrecurring items recognized in 2000 and 1999. Those items consist of (i) pretax gains of approximately $28 million in 2000 relating to the sale or exchange of various cable television systems and investments,
(ii) a noncash pretax charge of approximately $220 million in 2000 relating to the write-down of Time Warner's carrying value of its investment in Columbia House, (iii) a net pretax gain of approximately $215 million in 1999 relating to early termination and settlement of a long-term, home video distribution agreement and (iv) one-time transaction costs of approximately $46 million in 2000 relating to the America Online-Time Warner merger. The aggregate net effect of these items for the first quarter was to decrease basic and diluted net income per common share by $.13 in 2000 and to increase basic and diluted net income per common share by $.10 in 1999.